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                                 EXHIBIT 23.1

Consent of Independent Certified Public Accountants

International Fuel Technology, Inc.
St. Louis, Missouri

We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 7, 2001 (except for Notes 2 and 9, as to which the date is March 7, 2001), relating to the financial statements of International Fuel Technology, Inc. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

St. Louis, Missouri
June 15, 2001

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